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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Berkshire Income Realty-OP, L.P.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     One Beacon Street, Suite 1500
--------------------------------------------------------------------------------
                                    (Street)

     Boston                            MA                   02108
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     4/4/2003
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Krupp Government Income Trust
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person
     [X]  Form Filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest           4,632,630                   D                    N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (7-02)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:  See pages 4-5 attached.



BERKSHIRE INCOME REALTY-OP, L.P.

By: BIR GP, L.L.C., its general partner

By: Berkshire Income Realty, Inc., its sole member


     /s/ David C. Quade                                       April 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Name:    David C. Quade
        Title:   President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------------------------------------------------------------------------------
                          CONTINUATION SHEET TO FORM 3
--------------------------------------------------------------------------------

Name and Address of Reporting Person:         Berkshire Income Realty-OP, L.P.
                                              One Beacon Street, Suite 1500
                                              Boston, MA 02108

Issuer Name and Ticker or Trading Symbol:     Krupp Government Income Trust

Date of Event Requiring Statement:            April 4, 2003

--------------------------------------------------------------------------------

OTHER REPORTING PERSONS:                      SIGNATURES OF REPORTING PERSONS:
-----------------------                       -------------------------------

Berkshire Income Realty, Inc. (1)             BERKSHIRE INCOME REALTY, INC.
One Beacon Street, Suite 1500
Boston, MA 02108                              By:  /s/ David C. Quade
                                                 -------------------------------
                                              Name:    David C. Quade
                                              Title:   President


BIR GP, L.L.C. (2)                            BIR GP, L.L.C.
One Beacon Street, Suite 1500
Boston, MA 02108                              By: Berkshire Income Realty, Inc.,
                                              its sole member

                                              By:  /s/ David C. Quade
                                                 -------------------------------
                                              Name:    David C. Quade
                                              Title:   President


KRF Company, L.L.C. (3)                       KRF COMPANY, L.L.C.
One Beacon Street, Suite 1500
Boston, MA 02108                              By: The Krupp Family Limited
                                                  Partnership - 94,
                                                  its sole member

                                              By:  /s/ Douglas Krupp
                                                 -------------------------------
                                              Name:    Douglas Krupp
                                              Title:   General Partner

                                              By:  /s/ George D. Krupp
                                                 -------------------------------
                                              Name:    George D. Krupp
                                              Title:   General Partner


The Krupp Family Limited                      THE KRUPP FAMILY LIMITED
   Partnership - 94 (4)                           PARTNERSHIP - 94
One Beacon Street, Suite 1500
Boston, MA 02108                              By:  /s/ Douglas Krupp
                                                 -------------------------------
                                              Name:    Douglas Krupp
                                              Title:   General Partner

                                              By:  /s/ George D. Krupp
                                                 -------------------------------
                                              Name:    George D. Krupp
                                              Title:   General Partner

--------------------------------------------------------------------------------
                          CONTINUATION SHEET TO FORM 3
--------------------------------------------------------------------------------

Name and Address of Reporting Person:        Berkshire Income Realty-OP, L.P.
                                             One Beacon Street, Suite 1500
                                             Boston, MA 02108

Issuer Name and Ticker or Trading Symbol:    Krupp Government Income Trust

Date of Event Requiring Statement:           April 4, 2003

--------------------------------------------------------------------------------

The George Krupp 1980 Family Trust (5)       THE GEORGE KRUPP 1980 FAMILY TRUST
One Beacon Street, Suite 1500
Boston, MA 02108                             By:  /s/ Lawrence I. Silverstein
                                                --------------------------------
                                             Name:    Lawrence I. Silverstein
                                             Title:   Trustee


The Douglas Krupp 1980 Family Trust (5)      THE DOUGLAS KRUPP 1980 FAMILY TRUST
One Beacon Street, Suite 1500
Boston, MA 02108                             By:  /s/ Lawrence I. Silverstein
                                                --------------------------------
                                             Name:    Lawrence I. Silverstein
                                             Title:   Trustee


George D. Krupp (6)
c/o Berkshire Income Realty, Inc.            /s/ George D. Krupp
One Beacon Street, Suite 1500                -----------------------------------
Boston, MA 02108                             GEORGE D. KRUPP


Douglas Krupp (6)
c/o Berkshire Income Realty, Inc.            /s/ Douglas Krupp
One Beacon Street, Suite 1500                -----------------------------------
Boston, MA 02108                             DOUGLAS KRUPP

Explanation of Responses:

(1) In connection with the April 4, 2003 closing of Berkshire Income Realty's ("BIR") offer to exchange shares of its 9% Series A Cumulative Redeemable Preferred Stock, liquidation value $25 per share ("Preferred Stock"), for shares of beneficial interest ("Shares") in Krupp Government Income Trust ("GIT"), BIR acquired approximately 4,632,630 Shares of GIT. On April 4, 2003, BIR contributed such Shares to Berkshire Income Realty-OP, L.P. ("BIR-OP") in exchange for 100% of the preferred limited partnership interests in BIR-OP. BIR also owns 100% of the limited liability company interests of BIR GP, L.L.C., the general partner of BIR-OP. By virtue of such interests, BIR may be deemed to beneficially own indirectly the Shares of GIT owned by BIR-OP.

(2) BIR GP, L.L.C. owns 100% of the general partnership interests in BIR-OP, and by virtue of such interest, BIR GP, L.L.C. may be deemed to beneficially own indirectly the Shares of GIT owned by BIR-OP.

(3) KRF Company, L.L.C. owns 100% of the common limited partnership interests in BIR-OP and 100% of the common stock of BIR, and by virtue of such interests, KRF Company, L.L.C. may be deemed to beneficially own indirectly the Shares of GIT owned by BIR-OP.

--------------------------------------------------------------------------------
                          CONTINUATION SHEET TO FORM 3
--------------------------------------------------------------------------------

Name and Address of Reporting Person:         Berkshire Income Realty-OP, L.P.
                                              One Beacon Street, Suite 1500
                                              Boston, MA 02108

Issuer Name and Ticker or Trading Symbol:     Krupp Government Income Trust

Date of Event Requiring Statement:            April 4, 2003

--------------------------------------------------------------------------------

(4) The Krupp Family Limited Partnership - 94 owns 100% of the limited liability company interests in KRF Company, L.L.C., and by virtue of such interest, The Krupp Family Limited Partnership - 94 may be deemed to beneficially own indirectly the Shares of GIT owned by BIR-OP.

(5) Each of The Douglas Krupp 1980 Family Trust and The George Krupp 1980 Family Trust owns 50% of the limited partnership interests in The Krupp Family Limited Partnership - 94, and by virtue of such interests, The Douglas Krupp 1980 Family Trust and The George Krupp 1980 Family Trust each may be deemed to beneficially own indirectly the Shares of GIT owned by BIR-OP. The trustees of The Douglas Krupp 1980 Family Trust are Paul Krupp, Lawrence Silverstein and Vincent O'Reilly, and the trustees of The George Krupp 1980 Family Trust are Paul Krupp and Lawrence Silverstein. Each of the trustees of The Douglas Krupp 1980 Family Trust and The George Krupp 1980 Family Trust disclaims beneficial ownership of any such Shares of GIT that are or may be deemed to be beneficially owned by Douglas Krupp, George D. Krupp, The Douglas Krupp 1980 Family Trust or The George Krupp 1980 Family Trust.

(6) The general partners of The Krupp Family Limited Partnership - 94 are George D. Krupp and Douglas Krupp, each of whom owns 50% of the general partner interests in The Krupp Family Limited Partnership - 94, and by virtue of such interests, George D. Krupp and Douglas Krupp each may be deemed to beneficially own indirectly the Shares of GIT owned by BIR-OP.